UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

10x Genomics, Inc.

(Name of Issuer)

Class A Common Stock, $0.00001 par value

(Title of Class of Securities)

88025U109

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88025U109

1.	Name of Reporting Persons Venrock Associates VI, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 11,091,816 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 11,091,816 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,091,816 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 34.7% (4)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 10,284,332 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by VA6 and (ii) 807,484 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VP6. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,086,431 shares of Class A Common Stock beneficially owned by the VHCP Entities. The Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 11,091,816 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the Venrock VI Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the Venrock VI Entities would beneficially own 11.5% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons Venrock Partners VI, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 11,091,816 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 11,091,816 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,091,816 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 34.7% (4)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 10,284,332 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by VA6 and (ii) 807,484 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VP6. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,086,431 shares of Class A Common Stock beneficially owned by the VHCP Entities. The Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 11,091,816 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the Venrock VI Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the Venrock VI Entities would beneficially own 11.5% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons Venrock Management VI, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 11,091,816 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 11,091,816 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,091,816 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 34.7% (4)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 10,284,332 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by VA6 and (ii) 807,484 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VP6. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,086,431 shares of Class A Common Stock beneficially owned by the VHCP Entities. The Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 11,091,816 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the Venrock VI Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the Venrock VI Entities would beneficially own 11.5% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons Venrock Partners Management VI, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 11,091,816 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 11,091,816 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,091,816 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 34.7% (4)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 10,284,332 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by VA6 and (ii) 807,484 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VP6. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,086,431 shares of Class A Common Stock beneficially owned by the VHCP Entities. The Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 11,091,816 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the Venrock VI Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the Venrock VI Entities would beneficially own 11.5% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons Venrock Healthcare Capital Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,086,431 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,086,431 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,086,431 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 9.2% (4)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,271,045 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II, (ii) 515,386 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II Co-Invest, (iii) 272,730 shares of Class A Common Stock held by VHCP-III and (iv) 27,270 shares of Class A Common Stock held by VHCP-III Co-Invest. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 11,091,816 shares of Class A Common Stock beneficially owned by the Venrock VI Entities. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 1,786,431 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the VHCP Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the VHCP Entities would beneficially own 2.2% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons VHCP Co-Investment Holdings II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,086,431 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,086,431 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,086,431 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 9.2% (4)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,271,045 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II, (ii) 515,386 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II Co-Invest, (iii) 272,730 shares of Class A Common Stock held by VHCP-III and (iv) 27,270 shares of Class A Common Stock held by VHCP-III Co-Invest. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 11,091,816 shares of Class A Common Stock beneficially owned by the Venrock VI Entities. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 1,786,431 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the VHCP Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the VHCP Entities would beneficially own 2.2% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons VHCP Management II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,086,431 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,086,431 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,086,431 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 9.2% (4)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,271,045 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II, (ii) 515,386 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II Co-Invest, (iii) 272,730 shares of Class A Common Stock held by VHCP-III and (iv) 27,270 shares of Class A Common Stock held by VHCP-III Co-Invest. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 11,091,816 shares of Class A Common Stock beneficially owned by the Venrock VI Entities. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 1,786,431 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the VHCP Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the VHCP Entities would beneficially own 2.2% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons Venrock Healthcare Capital Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,086,431 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,086,431 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,086,431 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 9.2% (4)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,271,045 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II, (ii) 515,386 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II Co-Invest, (iii) 272,730 shares of Class A Common Stock held by VHCP-III and (iv) 27,270 shares of Class A Common Stock held by VHCP-III Co-Invest. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 11,091,816 shares of Class A Common Stock beneficially owned by the Venrock VI Entities. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 1,786,431 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the VHCP Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the VHCP Entities would beneficially own 2.2% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons VHCP Co-Investment Holdings III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,086,431 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,086,431 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,086,431 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 9.2% (4)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,271,045 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II, (ii) 515,386 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II Co-Invest, (iii) 272,730 shares of Class A Common Stock held by VHCP-III and (iv) 27,270 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-III Co-Invest. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 11,091,816 shares of Class A Common Stock beneficially owned by the Venrock VI Entities. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 1,786,431 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the VHCP Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the VHCP Entities would beneficially own 2.2% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons VHCP Management III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,086,431 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,086,431 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,086,431 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 9.2% (4)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,271,045 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II, (ii) 515,386 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II Co-Invest, (iii) 272,730 shares of Class A Common Stock held by VHCP-III and (iv) 27,270 shares of Class A Common Stock held by VHCP-III Co-Invest. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 11,091,816 shares of Class A Common Stock beneficially owned by the Venrock VI Entities. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 1,786,431 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the VHCP Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the VHCP Entities would beneficially own 2.2% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons Koh, Bong

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,086,431 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,086,431 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,086,431 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 9.2% (4)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,271,045 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II, (ii) 515,386 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II Co-Invest, (iii) 272,730 shares of Class A Common Stock held by VHCP-III and (iv) 27,270 shares of Class A Common Stock held by VHCP-III Co-Invest. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 11,091,816 shares of Class A Common Stock beneficially owned by the Venrock VI Entities. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 1,786,431 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the VHCP Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the VHCP Entities would beneficially own 2.2% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

1.	Name of Reporting Persons Shah, Nimish

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,086,431 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,086,431 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,086,431 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 9.2% (4)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is being filed by (i) Venrock Associates VI, L.P. (“VA6”), Venrock Partners VI, L.P. (“VP6”), Venrock Management VI, LLC, the general partner of VA6 (“VM6”) and Venrock Partners Management VI, LLC, the general partner of VP6 (“VPM6” and together with VA6, VP6 and VM6, the “Venrock VI Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Bong Koh (“Koh”) and Nimish Shah (“Shah”, and together with VHCP-II, VHCP-II Co-Invest, VHCPM-II, VHCP-III, VHCP-III Co-Invest, VHCPM-III and Koh, the “VHCP Entities”). The Venrock VI Entities and the VHCP Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 1,271,045 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II, (ii) 515,386 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II Co-Invest, (iii) 272,730 shares of Class A Common Stock held by VHCP-III and (iv) 27,270 shares of Class A Common Stock held by VHCP-III Co-Invest. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	The shares included on rows 6, 8 and 9 do not include an aggregate of 11,091,816 shares of Class A Common Stock beneficially owned by the Venrock VI Entities. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 1,786,431 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the VHCP Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the VHCP Entities would beneficially own 2.2% of the Issuer’s Class A Common Stock.

CUSIP No. 88025U109

Introductory Note: This Statement on Schedule 13G is filed on behalf of the following entities in respect of the Class A Common Stock of 10x Genomics, Inc.:

•	Venrock Associates VI, L.P. (“VA6”), a limited partnership organized under the laws of the State of Delaware;
•	Venrock Partners VI, L.P. (“VP6”), a limited partnership organized under the laws of the State of Delaware;
•	Venrock Management VI, LLC (“VM6”), a limited liability company organized under the laws of the State of Delaware;
•	Venrock Partners Management VI, LLC (“VPM6”), a limited liability company organized under the laws of the State of Delaware;
•	Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), a limited partnership organized under the laws of the State of Delaware;
•	VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), a limited liability company organized under the laws of the State of Delaware;
•	VHCP Management II, LLC (“VHCPM-II”), a limited liability company organized under the laws of the State of Delaware;
•	Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), a limited partnership organized under the laws of the State of Delaware;
•	VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), a limited liability company organized under the laws of the State of Delaware;
•	VHCP Management III, LLC (“VHCPM-III”), a limited liability company organized under the laws of the State of Delaware;
•	Bong Koh, a United States citizen; and
•	Nimish Shah, a United States citizen.

Item 1.

(a) Name of Issuer

10x Genomics, Inc.

(b) Address of Issuer’s Principal Executive Offices

6230 Stoneridge Mall Road

Pleasanton, California 94588

Item 2.

(a) Name of Person Filing

Venrock Associates VI, L.P.

Venrock Partners VI, L.P.

Venrock Management VI, LLC

Venrock Partners Management VI, LLC

Venrock Healthcare Capital Partners II, L.P.

VHCP Co-Investment Holdings II, LLC

VHCP Management II, LLC

Venrock Healthcare Capital Partners III, L.P.

VHCP Co-Investment Holdings III, LLC

VHCP Management III, LLC

Bong Koh

Nimish Shah

CUSIP No. 88025U109

(b) Address of Principal Business Office or, if none, Residence

New York Office:	Palo Alto Office:
7 Bryant Park	3340 Hillview Avenue
23rd Floor	Palo Alto, CA 94304
New York, NY 10018

(c) Citizenship

Each of VA6, VP6, VHCP-II and VHCP-III are limited partnerships organized in the State of Delaware. Each of VM6, VPM6, VHCP-II Co-Invest, VHCPM-II, VHCP-III Co-Invest and VHCPM-III are limited liability companies organized in the State of Delaware. Both Koh and Shah are United States citizens.

(d) Title of Class of Securities

Class A Common Stock

(e) CUSIP Number

88025U109

Item 3. If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4. Ownership

(a) Amount Beneficially Owned as of December 31, 2019:

Venrock Associates VI, L.P.	11,091,816	(1)
Venrock Partners VI, L.P.	11,091,816	(1)
Venrock Management VI, LLC	11,091,816	(1)
Venrock Partners Management VI, LLC	11,091,816	(1)
Venrock Healthcare Capital Partners II, L.P.	2,086,431	(2)
VHCP Co-Investment Holdings II, LLC	2,086,431	(2)
VHCP Management II, LLC	2,086,431	(2)
Venrock Healthcare Capital Partners III, L.P.	2,086,431	(2)
VHCP Co-Investment Holdings III, LLC	2,086,431	(2)
VHCP Management III, LLC	2,086,431	(2)
Bong Koh	2,086,431	(2)
Nimish Shah	2,086,431	(2)

(b) Percent of Class as of December 31, 2019:

Venrock Associates VI, L.P.	34.7%	(3)
Venrock Partners VI, L.P.	34.7%	(3)
Venrock Management VI, LLC	34.7%	(3)
Venrock Partners Management VI, LLC	34.7%	(3)
Venrock Healthcare Capital Partners II, L.P.	9.2%	(4)
VHCP Co-Investment Holdings II, LLC	9.2%	(4)
VHCP Management II, LLC	9.2%	(4)
Venrock Healthcare Capital Partners III, L.P.	9.2%	(4)
VHCP Co-Investment Holdings III, LLC	9.2%	(4)
VHCP Management III, LLC	9.2%	(4)
Bong Koh	9.2%	(4)
Nimish Shah	9.2%	(4)

CUSIP No. 88025U109

(c) Number of shares as to which the person has, as of December 31, 2019:

(i) Sole power to vote or to direct the vote

Venrock Associates VI, L.P.	0
Venrock Partners VI, L.P.	0
Venrock Management VI, LLC	0
Venrock Partners Management VI, LLC	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management II, LLC	0
Venrock Healthcare Capital Partners III, L.P.	0
VHCP Co-Investment Holdings III, LLC	0
VHCP Management III, LLC	0
Bong Koh	0
Nimish Shah	0

(ii) Shared power to vote or to direct the vote

Venrock Associates VI, L.P.	11,091,816	(1)
Venrock Partners VI, L.P.	11,091,816	(1)
Venrock Management VI, LLC	11,091,816	(1)
Venrock Partners Management VI, LLC	11,091,816	(1)
Venrock Healthcare Capital Partners II, L.P.	2,086,431	(2)
VHCP Co-Investment Holdings II, LLC	2,086,431	(2)
VHCP Management II, LLC	2,086,431	(2)
Venrock Healthcare Capital Partners III, L.P.	2,086,431	(2)
VHCP Co-Investment Holdings III, LLC	2,086,431	(2)
VHCP Management III, LLC	2,086,431	(2)
Bong Koh	2,086,431	(2)
Nimish Shah	2,086,431	(2)

(iii) Sole power to dispose or to direct the disposition of

Venrock Associates VI, L.P.	0
Venrock Partners VI, L.P.	0
Venrock Management VI, LLC	0
Venrock Partners Management VI, LLC	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management II, LLC	0
Venrock Healthcare Capital Partners III, L.P.	0
VHCP Co-Investment Holdings III, LLC	0
VHCP Management III, LLC	0
Bong Koh	0
Nimish Shah	0

(iv) Shared power to dispose or to direct the disposition of

Venrock Associates VI, L.P.	11,091,816	(1)
Venrock Partners VI, L.P.	11,091,816	(1)
Venrock Management VI, LLC	11,091,816	(1)
Venrock Partners Management VI, LLC	11,091,816	(1)
Venrock Healthcare Capital Partners II, L.P.	2,086,431	(2)
VHCP Co-Investment Holdings II, LLC	2,086,431	(2)
VHCP Management II, LLC	2,086,431	(2)
Venrock Healthcare Capital Partners III, L.P.	2,086,431	(2)
VHCP Co-Investment Holdings III, LLC	2,086,431	(2)
VHCP Management III, LLC	2,086,431	(2)
Bong Koh	2,086,431	(2)
Nimish Shah	2,086,431	(2)

CUSIP No. 88025U109

(1)	Consists of (i) 10,284,332 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by VA6 and (ii) 807,484 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VP6. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(2)	Consists of (i) 1,271,045 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II, (ii) 515,386 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by VHCP-II Co-Invest, (iii) 272,730 shares of Class A Common Stock held by VHCP-III and (iv) 27,270 shares of Class A Common Stock held by VHCP-III Co-Invest. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.

(3)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 11,091,816 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the Venrock VI Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the Venrock VI Entities would beneficially own 11.5% of the Issuer’s Class A Common Stock.

(4)	This percentage is calculated based upon (i) 20,900,524 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019, plus (ii) 1,786,431 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock held by the VHCP Entities. As of October 31, 2019, there were 75,269,430 shares of the Issuer’s Class B Common Stock outstanding. If all outstanding shares of Class B Common Stock were converted into Class A Common Stock, then the VHCP Entities would beneficially own 2.2% of the Issuer’s Class A Common Stock.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of a Group

Not Applicable

Item 10. Certification

Not Applicable

CUSIP No. 88025U109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 14, 2020

Venrock Associates VI, L.P.		Venrock Management VI, LLC

By:	Venrock Management VI, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Partners VI, L.P.		Venrock Partners Management VI, LLC

By:	Venrock Partners Management VI, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Healthcare Capital Partners II, L.P.		VHCP Management II, LLC

By:	VHCP Management II, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

VHCP Co-Investment Holdings II, LLC		Venrock Healthcare Capital Partners III, L.P.

By:	VHCP Management II, LLC,	By:	VHCP Management III, LLC,
	its Manager		its General Partner

By:	/s/ David Stepp	By:	/s/ David Stepp
	Authorized Signatory		Authorized Signatory

CUSIP No. 88025U109

VHCP Management III, LLC		VHCP Co-Investment Holdings III, LLC

By:	/s/ David Stepp	By:	VHCP Management III, LLC,
	Authorized Signatory		its Manager

		By:	/s/ David Stepp
Authorized Signatory

Bong Koh		Nimish Shah

By:	/s/ David Stepp	By:	/s/ David Stepp
	David Stepp, as attorney-in-fact		David Stepp, as attorney-in-fact

EXHIBITS

A: Joint Filing Agreement

B: Power of Attorney for Bong Koh

C: Power of Attorney for Nimish Shah

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock of 10x Genomics, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February, 2020.

Venrock Associates VI, L.P.		Venrock Management VI, LLC

By:	Venrock Management VI, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Partners VI, L.P.		Venrock Partners Management VI, LLC

By:	Venrock Partners Management VI, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Healthcare Capital Partners II, L.P.		VHCP Management II, LLC

By:	VHCP Management II, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

VHCP Co-Investment Holdings II, LLC		Venrock Healthcare Capital Partners III, L.P.

By:	VHCP Management II, LLC,	By:	VHCP Management III, LLC,
	its Manager		its General Partner

By:	/s/ David Stepp	By:	/s/ David Stepp
	Authorized Signatory		Authorized Signatory

CUSIP No. 88025U109

VHCP Management III, LLC		VHCP Co-Investment Holdings III, LLC

By:	/s/ David Stepp	By:	VHCP Management III, LLC,
	Authorized Signatory		its Manager

		By:	/s/ David Stepp
Authorized Signatory

Bong Koh		Nimish Shah

By:	/s/ David Stepp	By:	/s/ David Stepp
	David Stepp, as attorney-in-fact		David Stepp, as attorney-in-fact

EXHIBIT B

POWER OF ATTORNEY FOR BONG KOH

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of David L. Stepp, Sherman G. Souther and Lisa D. Harris signing individually, the undersigned’s true and lawful attorney-in fact and agent to:

(i)	prepare execute and file, for and on behalf of the undersigned, any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act ) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)	take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of undersigned, is not assuming, nor is Venrock assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by a company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact, or (c) until such attorney-in-fact shall no longer be employed by VR Management, LLC (or its successor).

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 14th day of February, 2020.

/s/ Bong Koh

EXHIBIT C

POWER OF ATTORNEY FOR NIMISH SHAH

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of David L. Stepp, Sherman G. Souther and Lisa D. Harris signing individually, the undersigned’s true and lawful attorney-in fact and agent to:

(i)	prepare execute and file, for and on behalf of the undersigned, any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act ) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)	take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of undersigned, is not assuming, nor is Venrock assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by a company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact, or (c) until such attorney-in-fact shall no longer be employed by VR Management, LLC (or its successor).

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 14th day of February, 2020.

/s/ Nimish Shah